Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

December 13, 2016

Media Contact:

C. Scott Hamilton

Public & Investor Relations

(303) 214 - 5563

scott.hamilton@hartehanks.com

HARTE HANKS ANNOUNCES CFO TRANSITION

San Antonio, TX - Harte Hanks (NYSE: HHS), a leader in customer relationships, experiences and interaction-led marketing, today announced that its Executive Vice President and Chief Financial Officer, Doug Shepard, has resigned from the company, effective December 31, 2016, to pursue another professional opportunity.

Mr. Shepard, who has served as the company’s EVP and CFO since 2007, also will provide transitional consultative services to the company in 2017.  While the company conducts a formal search for his replacement, Robert Munden, the company’s EVP and General Counsel, will serve as interim CFO, and Scott Hamilton will coordinate the company’s investor relations program.

Commenting on the transition, Chief Executive Officer Karen Puckett said, “On behalf of the Board of Directors and the management team, I want to thank Doug for his nine years of dedicated service.  Doug has built a strong finance team that is ready and capable as we continue Harte Hanks’ transformation.  He has helped position us well.  With the announced sale of our Trillium Software unit and the expected retirement of our current credit facility, we will have strengthened the company’s financial position and our ability to focus on our strategic goals.  We wish Doug all the best.”

About Harte Hanks:

Harte Hanks is a global marketing services firm specializing in multi-channel marketing solutions that connect our clients with their customers in powerful ways.  Experts in defining, executing and optimizing the customer journey, Harte Hanks offers end-to-end marketing services including consulting, strategic assessment, data, analytics, digital, social, mobile, print, direct mail and contact center. From visionary thinking to tactical execution, Harte Hanks delivers smarter customer interactions for some of the world’s leading brands. Harte Hanks 5,000+ employees are located in North America, Asia-Pacific and Europe. For more information, visit Harte Hanks at www.hartehanks.com, call 800-456-9748, email us at pr@hartehanks.com.  Follow us on Twitter @hartehanks or Facebook at https://www.facebook.com/HarteHanks.

As used herein, “Harte Hanks” refers to Harte Hanks, Inc.  and/or its applicable operating subsidiaries, as the context may require.  Harte Hanks’ logo and name are trademarks of Harte Hanks.